UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Morningstar, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2008 Annual Meeting
and
Proxy Statement

	Letter from Joe Mansueto, CEO & Chairman
	Notice of Annual Meeting
	Proxy Statement
01	Questions and Answers About the Annual Meeting and the Proxy Materials	20	Compensation Committee Interlocks and Insider Participation

04	Proposal 1: Election of Directors	21	Executive Compensation

06	Proposal 2: Ratification of Appointment of	25	Equity Compensation Plan Information
	Independent Registered Public Accounting Firm
		26	Audit Committee Report
07	Board of Directors and Corporate Governance
		28	Principal Accounting Firm Fees
13	Security Ownership of Certain Beneficial Owners and
	Management	29	Certain Relationships and Related Party Transactions

15	Compensation Discussion and Analysis	30	Section 16(a) Beneficial Ownership Reporting
			Compliance
20	Compensation Committee Report
		30	Shareholder Proposals or Nominations

		31	Obtaining Our Financial Statements

		31	Communicating With Us

April 9, 2008

Dear Shareholder:

We will hold our 2008 Annual Shareholders’ Meeting at 9:00 a.m. local time on Tuesday, May 20, 2008 at The University of Chicago Gleacher Center, Room 621, 450 North Cityfront Plaza Drive in Chicago, Illinois. We look forward to your participation, either in person or by proxy.

The agenda for this year’s meeting includes the election of directors and ratification of the appointment of our independent registered public accounting firm. The Board of Directors recommends that you vote to elect each of the director nominees and to ratify the appointment of our independent registered public accounting firm. Please refer to the proxy statement for detailed information on each of the proposals and the meeting.

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted on at the meeting. The election of each director nominee and the proposal to ratify the appointment of our independent registered public accounting firm will require the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

If you have any questions concerning the meeting or the proposals, please contact our Investor Relations department at
(312) 696-6621. For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, LLC, by e-mail through its Web site at www.computershare.com/contactUS or by phone at (866) 303-0659 (within the United States and Canada) or (312) 588-4659 (outside the United States and Canada). You can view your Morningstar stock holdings electronically and perform other transactions by enrolling in Computershare’s Investor Center at www.computershare.com.

Sincerely,

Joe Mansueto
Chairman of the Board and Chief Executive Officer

Morningstar, Inc.
Notice of Annual Shareholders’ Meeting
To be held on May 20, 2008

Dear Shareholder:

You are cordially invited to attend our 2008 Annual Shareholders’ Meeting, which will be held at 9:00 a.m. local time on Tuesday, May 20, 2008 at The University of Chicago Gleacher Center, Room 621, 450 North Cityfront Plaza Drive, Chicago, Illinois 60611.

We are holding the annual meeting for the following purposes:

• To elect a board of directors to hold office until the next annual shareholders’ meeting or until their respective successors have been elected or appointed.

• To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year.

• To transact other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

The proxy statement, which follows this notice, fully describes these items. We have not received notice of other matters to be presented at the annual meeting.

You may vote at the annual meeting and any postponements or adjournments of the meeting if you were a shareholder of record as of the close of business on March 24, 2008, the record date for the meeting. For 10 days prior to the annual meeting, a list of shareholders entitled to vote will be available for inspection at our principal executive offices, 225 West Wacker Drive, Chicago, Illinois 60606.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. For further details, see How do I vote? on page two.

Richard E. Robbins
General Counsel and Corporate Secretary
Chicago, Illinois
April 9, 2008

Proxy Statement

Our Board of Directors (the Board) solicits your proxy for the 2008 Annual Shareholders’ Meeting to be held at 9:00 a.m. local time on Tuesday, May 20, 2008 at The University of Chicago Gleacher Center, Room 621, 450 North Cityfront Plaza Drive in Chicago, Illinois 60611 and at any postponement or adjournment of the meeting, for the purposes set forth in the Notice of Annual Shareholders’ Meeting included with this proxy statement. Our principal executive offices are located at 225 West Wacker Drive, Chicago, Illinois 60606. We made copies of this proxy statement available to shareholders beginning on April 9, 2008.

Questions and Answers About the
Annual Meeting and the Proxy Materials

Where is the annual meeting?

We will hold the annual meeting at 9:00 a.m. local time on Tuesday, May 20, 2008 at The University of Chicago Gleacher Center, Room 621, 450 North Cityfront Plaza Drive, Chicago, Illinois 60611. When you arrive at the Gleacher Center, take the elevator directly to the sixth floor to reach the meeting room. We will have signs posted that direct you to the appropriate location. We will not permit cameras or other recording devices in the meeting room.

Why did I receive a notice in the mail regarding Internet availability of proxy materials this year instead of a full set of proxy materials?

We have elected to provide access to our proxy materials over the Internet in accordance with the new rules recently adopted by the Securities and Exchange Commission. On April 9, 2008 we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners. The Notice instructs you on how you may access the proxy materials on the Internet. It also instructs you on how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting printed materials included in the Notice.

What will shareholders vote on at the annual meeting?

Shareholders will elect the Board to serve until our next annual shareholders’ meeting and be asked to ratify the appointment of Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for this year. We do not expect any other matters to be presented at the annual meeting. If other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the annual meeting?

Shareholders of record as of the close of business on March 24, 2008 are entitled to vote at the annual meeting. On that date, there were 45,558,212 outstanding shares of common stock.

What is a shareholder of record?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares.

Morningstar 2008 Proxy Statement   01

If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares.

How many votes are required to elect directors and adopt proposals?

The election of each director nominee and ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the annual meeting and entitled to vote. A majority of the shares entitled to vote on a matter, whether present in person or by proxy, will constitute a quorum for consideration of that matter at the annual meeting.

How many votes am I entitled to per share?

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted upon at the annual meeting.

How do I vote?

If you are a shareholder of record, you may vote in person at the annual meeting. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by telephone, or over the Internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested a printed copy of the proxy materials by mail, you may also complete, sign, and date your proxy card and return it in the prepaid envelope that was included with the printed materials.

If you are a beneficial owner of shares and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank, or other shareholder of record and present it to the inspectors of election with your ballot to be able to vote at the annual meeting. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received from the shareholder of record of your shares. If you received a printed copy of the proxy materials by mail, you should have received a proxy card and voting instructions from the shareholder of record of your shares.

If you are a shareholder of record and submit a signed proxy card but do not fill out the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

• FOR the election of the director nominees listed in Proposal 1: Election of Directors.

• FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year.

What is the effect if I abstain from voting on a matter or my broker withholds my vote?

For the election of directors and for the purpose of determining whether the shareholders have approved other matters, abstentions are treated as shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular proposal and that have not received voting instructions from their customers are not counted as being represented or entitled to vote on the proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal.

Should I submit a proxy even if I plan to attend the annual meeting?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. If you attend the annual meeting and are a shareholder of record, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the annual meeting.

Morningstar 2008 Proxy Statement   02

Can I revoke my proxy?

You may revoke your proxy at any time prior to the completion of voting at the annual meeting by voting in person at the annual meeting or by delivering instructions prior to the annual meeting by mail to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 225 West Wacker Drive, Chicago, Illinois 60606. If you are a beneficial owner, you must contact your broker, bank, or other holder of record to revoke any prior voting instructions.

Who will bear the cost of soliciting votes for the annual meeting?

We will bear the expense of soliciting proxies. Our directors, officers, and other employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. They will not be compensated for soliciting proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy material to the beneficial owners of the stock, and we must reimburse those brokers and nominees for the expenses of doing so in accordance with certain statutory fee schedules.

Will a replay of the annual meeting be available?

If you miss the annual meeting, you can view a videotaped replay at http://www.corporate.morningstar.com until November 30, 2008.

Morningstar 2008 Proxy Statement    03

_____________________________________________________

Proposal 1:
Election of Directors

Our nominees for election as directors include six independent directors, as defined in the applicable rules for companies traded on the Nasdaq Global Select Market (NASDAQ), and two members of our senior management team. Each director serves a one-year term, as described below, with all directors subject to annual election.

During 2007, the Nominating and Corporate Governance Committee considered new Board nominee candidates. In September 2007, at the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Bill Lyons to serve on the Board.

At the recommendation of the Nominating and Corporate Governance Committee, the Board nominated the persons listed below to serve as directors for the term beginning at the annual meeting on May 20, 2008 and ending with the annual meeting to be held in 2009 or until their successors, if any, are elected or appointed. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each of these nominees.

If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either for a substitute nominee designated by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

The Board recommends that you vote FOR the election of each of the following nominees.

Name	Age	Position
Joe Mansueto	51	Chairman of the Board and Chief Executive Officer
Don Phillips	46	Managing Director and Director
Cheryl Francis	54	Director
Steve Kaplan	48	Director
Bill Lyons	52	Director
Jack Noonan	60	Director
Frank Ptak	64	Director
Paul Sturm	61	Director

Joe Mansueto

Joe Mansueto founded Morningstar in 1984. He has served as our chairman since our inception, and as our chief executive officer from inception to 1996 and from 2000 to the present. He holds a bachelor’s degree in business administration from The University of Chicago and a master’s degree in business administration from The University of Chicago Graduate School of Business.

Don Phillips

Don Phillips has been one of our managing directors since 2000. He is responsible for corporate strategy, research, and corporate communications. He joined us in 1986 as our first analyst. He served as our vice president and publisher from 1991 to 1996, as our president from 1996 to 1998, and as our chief executive officer from 1998 to 2000. He has served on the Board since August 1999. He also serves on the board of directors for Morningstar Japan. He holds a bachelor’s degree in English from the University of Texas and a master’s degree in American literature from The University of Chicago.

Morningstar 2008 Proxy Statement   04

Cheryl Francis

Cheryl Francis was elected to the Board in July 2002. She has been vice chairman, Corporate Leadership Center, since 2002 and an independent business and financial advisor since 2000. From 1995 to 2000, she served as executive vice president and chief financial officer of R.R. Donnelley & Sons Company, a print media company. She currently serves as a member of the board of directors of HNI Corporation and Hewitt Associates, Inc., as well as a trustee for Cornell University. She holds a bachelor’s degree from Cornell University and a master’s degree in business administration from The University of Chicago Graduate School of Business.

Steve Kaplan

Steve Kaplan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1988, he has been a professor at The University of Chicago Graduate School of Business where he currently is the Neubauer Family Professor of Entrepreneurship and Finance. He holds a bachelor’s degree in applied mathematics and economics from Harvard College and a Ph.D. in business economics from Harvard University. He also serves on the board of trustees of the Columbia Acorn Funds where he is a member of the governance, compliance, and performance committees.

Bill Lyons

Bill Lyons was appointed to the Board in September 2007. He served as president and chief executive officer of American Century Companies, Inc., an investment management company, from September 2000 until his retirement in March 2007. From 1987 to 2000, he served in other capacities at American Century Companies, Inc., including as general counsel and chief operating officer. He holds a bachelor’s degree in history from Yale University and a juris doctor degree from Northwestern University School of Law.

Jack Noonan

Jack Noonan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1992, he has served as president and chief executive officer of SPSS Inc., a software company specializing in predictive analytics, where he also currently serves as chairman of the board of directors.

Frank Ptak

Frank Ptak was appointed to the Board in February 2007. He has been president and chief executive officer of The Marmon Group of companies, a diverse manufacturing and service organization comprising more than 125 independent businesses, since January 2006, where he also serves on the board of directors. From 1996 to 2005, he served as vice chairman of Illinois Tool Works Inc., a diversified manufacturer of industrial systems and components. He holds a bachelor’s degree in commerce from DePaul University.

Paul Sturm

Paul Sturm served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. He is a private investor who wrote a monthly column on investing for Smart Money magazine between 1992 and 2006. From 1985 to 1989, he was assistant managing editor at Business Week. From 1980 until 1985, he held a similar position at Forbes. Prior to that, he worked as a business writer for a variety of publications based in New York, Washington, and London. He holds a bachelor’s degree in economics from Oberlin College and a master’s degree in journalism from Columbia University. He received a law degree from Georgetown University Law Center.

Morningstar 2008 Proxy Statement   05

_____________________________________________________

Proposal 2:
Ratification of Appointment of Independent
Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the fiscal year ending December 31, 2008. As a matter of good corporate governance, we are asking shareholders to ratify the appointment of Ernst & Young as our independent registered public accounting firm. If shareholders do not ratify the appointment of Ernst & Young at the annual meeting, the Audit Committee will review its appointment of our independent registered public accounting firm.

We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders.

See Board of Directors and Corporate Governance—Board Committees and Charters—Audit Committee, Audit Committee Report, and Principal Accounting Firm Fees for additional information pertaining to the Audit Committee, its activity during 2007, and related matters.

Recommendation of the Board

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2008.

Morningstar 2008 Proxy Statement   06

_____________________________________________________

Board of Directors and Corporate Governance

We have adopted a set of corporate governance guidelines to allocate duties and authority between the Board and our management team. These guidelines reflect the Board’s commitment to monitor policies and decision-making at both the Board and management levels, with the goal of enhancing shareholder value over the long term. The shareholders elect the Board and vote on extraordinary matters. The Board is the company’s governing body and is responsible for hiring, overseeing, and evaluating management, particularly the chief executive officer. The management team runs the company’s day-to-day operations. Our Board currently consists of eight directors. The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the chief executive officer, as directors. The current Board members include six independent directors and two members of our senior management team.

Independent Directors

Each of our directors, other than Joe Mansueto and Don Phillips, qualifies as independent under NASDAQ requirements. The NASDAQ independence rules preclude a finding of independence if the director is employed by the company or has engaged in various types of business dealings with the company. In reaching its conclusion that each of our non-employee directors is independent, the Board has determined that none of our non-employee directors has a relationship that would interfere with the exercise of his or her independent judgment. In making this determination, the Board reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they relate to the company. For Cheryl Francis, the Board considered ordinary course transactions between the company and Hewitt Associates, Inc. where she is a member of the board of directors, and ordinary course transactions between the company and the Corporate Leadership Center, where she is vice chairman. For Steve Kaplan, the Board considered ordinary course transactions between the company and Columbia Acorn Funds, where he is a member of the board of trustees, and a charitable contribution by Joe Mansueto to The University of Chicago, where Steve is a professor. For Bill Lyons, the Board considered ordinary course transactions between the company and American Century Companies, Inc. and Bill’s equity interest in American Century Companies, Inc., where he served as president and chief executive officer. For Jack Noonan, the Board considered ordinary course transactions between the company and SPSS Inc., where he is president, chief executive officer, and chairman of the board of directors. For Frank Ptak, the Board considered ordinary course transactions between the company and The Marmon Group, where he serves as president and chief executive officer, and that his son, Jeff Ptak, is employed by the company as director of exchange-traded securities analysis. Other than Paul Sturm’s position as a member of the Board, Paul does not have any relationships involving the company.

The Board has determined that each member of the Audit Committee qualifies as independent under special standards established by the SEC for members of audit committees. The Board has also determined that each Audit Committee member has sufficient knowledge to read and understand the company’s financial statements and to serve on the Audit Committee. Additionally, the Board has determined that Cheryl Francis, the Chair of the Audit Committee, qualifies as an audit committee financial expert under the relevant SEC rules. This designation is a disclosure requirement of the SEC related to Cheryl Francis’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations, or liability that are greater than those generally imposed on her as a member of the Audit Committee and the Board. Her designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liability of any other member of the Audit Committee or the Board.

Board Responsibilities and Structure

The primary responsibilities of the Board are to provide oversight, counseling, and direction to our management team in the long-term interests of the company and our shareholders. The Board’s responsibilities include: (a) selecting and regularly evaluating

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the performance of the chief executive officer, (b) planning for chief executive officer succession and monitoring management’s succession planning for other senior executives, (c) overseeing the conduct of our business to evaluate whether the business is being properly managed, and (d) overseeing the processes for maintaining the integrity of our financial statements and other public disclosures and compliance with law and ethics. The chief executive officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions that we may undertake.

The Board and its committees meet throughout the year on a set schedule. From time to time as appropriate, the Board and its committees also hold special meetings and may act by written consent. Board agendas include regularly scheduled sessions for the independent directors to meet without management present. The independent directors determine who among them will be responsible for chairing sessions for the independent directors. The Board has delegated various responsibilities and authority to different Board committees, as described below. These committees regularly report on their activities and actions to the full Board. Board members have access to all of our employees outside of Board meetings.

Attendance at Board, Committee, and Annual Shareholders’ Meetings

The Board held seven meetings in 2007. We expect each director to attend each meeting of the Board and the committees on which he or she serves, and also expect them to attend the annual meeting. In 2007, each director attended all of the meetings of the Board and the committees on which he or she served, except that Cheryl Francis missed one Board meeting and one Compensation Committee meeting, and Jack Noonan missed one Board meeting. Each of the directors then in office attended our 2007 Annual Shareholders’ Meeting.

Board Committees and Charters

The Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees and appoints the members to each of these committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director under NASDAQ standards. Each Board committee has a written charter approved by the Board. A copy of each charter is available on our Investor Relations Web site at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section. The table below shows the members of each committee and the number of meetings held by each committee during 2007.

Director	Audit	Compensation	Nominating and Corporate Governance
Joe Mansueto
Don Phillips
Cheryl Francis	Chair	Member
Steve Kaplan	Member	Chair
Bill Lyons	Member
Jack Noonan		Member	Member
Frank Ptak			Member
Paul Sturm	Member		Chair
2007 Meetings	10	7	3

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions and is directly responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. The responsibilities and activities of the Audit Committee are described in greater detail in Audit Committee Report.

Morningstar 2008 Proxy Statement   08

Compensation Committee

The Compensation Committee reviews and determines salaries, incentive plan awards, and other matters relating to compensation of our executive officers, other than the chief executive officer, based on feedback from our chief executive officer about the individual’s performance and overall contribution to the company. It also makes recommendations to the Board concerning compensation for the chief executive officer. The Compensation Committee administers our equity-based compensation plans, including reviewing and granting equity-based awards to our executive officers and other employees. The Compensation Committee also reviews and determines various other company compensation policies and matters. The Compensation Committee makes recommendations to the Board concerning changes to our compensation practices for non-employee directors. The Compensation Committee may, in its discretion and only to the extent permitted by law, delegate certain of its authority to a subcommittee of the Compensation Committee. The Compensation Committee may engage its own outside advisors as it deems appropriate. In 2007, the Compensation Committee didn’t retain a compensation consultant to advise it on executive compensation. See Compensation Discussion and Analysis for additional information pertaining to the Compensation Committee, its activity during 2007, and related matters.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee and the Board take into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company; understanding of our business; education and professional background, including current employment and other board memberships; and reputation for integrity. These factors, and others considered useful by the Nominating and Corporate Governance Committee, will be reviewed in the context of the perceived needs of the Board at a particular point in time. Since last year’s annual meeting, the Board sought to add a member with experience in the mutual fund industry. The Nominating and Corporate Governance Committee focused on recent high-level retirees as potential conflicts of interest precluded the Committee from approaching anyone currently employed by a fund company. The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee establishes procedures for the nomination process and recommends candidates for election to the Board.

Consideration of new Board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2007, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. Bill Lyons, who joined our Board in September 2007, was introduced to the Board by Paul Sturm. Bill was recommended to Paul by a potential candidate. As noted above, the Board sought to add a member with experience in the mutual fund industry. As the former president and chief executive officer of American Century Companies, Inc., Bill’s experience fit the needs of the Board. The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders. The Committee evaluates candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 225 West Wacker Drive, Chicago, Illinois 60606.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board regarding the appropriate size, performance, composition, duties, and responsibilities of the Board and each of its committees. The Nominating and Corporate Governance Committee also reviews and reports to the Board on a periodic basis on matters of corporate governance, such as our various codes and policies pertaining to corporate governance.

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Limitation on Other Board Service

We require that our directors who are currently serving as the chief executive officer or other executive officer of a public company serve on a total of no more than three public company boards. We require that our directors who are not currently serving as a chief executive officer or other executive officer of a public company serve on no more than four public company boards.

Communications from Shareholders to the Board

Shareholders may initiate communications with the Board by writing in care of our General Counsel and Corporate Secretary. Shareholders can send communications to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 225 West Wacker Drive, Chicago, Illinois 60606. This centralized process assists the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our General Counsel and Corporate Secretary to forward correspondence only to the intended recipients; however, the Board has also instructed him, prior to forwarding any correspondence, to review the correspondence and, in his discretion, not to forward certain items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In these cases, he may forward some of the correspondence elsewhere in the company for review and possible response.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. We have posted the guidelines on our Investor Relations Web site at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section.

Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

• The Board believes five to 12 board members is an appropriate size based on our present circumstances. The Board periodically evaluates whether a larger or smaller slate of directors would be preferable.

• The Board may fill vacancies in existing or new director positions. Directors elected by the Board serve only until the next election of directors unless elected by the shareholders to a further term at that time.

• The Board believes that, except during periods of temporary vacancies, a substantial majority of its directors must be independent. In determining the independence of a director, the Board applies the relevant NASDAQ requirements and applicable laws and regulations.

• The Board believes that non-employee directors who have served on the Board for 12 full one-year terms, whether those 12 one-year terms are served consecutively or not, should be required to take at least a two-year absence from the Board. After a non-employee director is off the Board for two years following the completion of 12 years of service, he or she will again be eligible to serve on the Board. Time served on the Board prior to the completion of our initial public offering is not counted against a non-employee director’s limit of 12 one-year terms. The Board believes that this term limit will help ensure that there are fresh ideas and viewpoints available.

• The Board believes that it should evaluate the abilities and contributions of each director according to the process described above, and does not believe it should fix a retirement age for directors.

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• The Board believes that any director who retires from his or her present employment or who materially changes his or her position should promptly tender a written resignation to the Board. The Nominating and Corporate Governance Committee will then evaluate whether the Board should accept the resignation based on a review of whether the director continues to satisfy the Board’s membership criteria in light of his or her changed status.

• All directors must comply with the applicable provisions of our Code of Ethics, including the Conflicts of Interest section. If an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in our business operations, or in a director’s circumstances, the director should immediately report that matter to our General Counsel for evaluation. If a significant conflict cannot be resolved, the director may be expected to resign.

• If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, excuse himself or herself from participation in the discussion, and may not vote on the matter.

The Corporate Governance section of our Investor Relations Web site at http://global.morningstar.com/US/InvestorRelations also includes our Code of Ethics and our Securities Trading and Disclosure Policy, each of which has been adopted by the Board.

Directors’ Compensation

The Board establishes non-employee directors’ compensation based on the recommendation of the Compensation Committee. Directors who are also our employees do not receive any additional compensation for serving on the Board or attending Board meetings. Our non-employee directors receive cash compensation and equity-based compensation.

Cash Compensation

Each non-employee director is entitled to receive a fee of $1,000 per Board meeting and $500 per committee meeting attended, plus travel expenses in connection with attendance at meetings. The Chairman of the Board or relevant Committee Chair has the discretion to waive fees for brief meetings not requiring significant preparation. The Audit Committee Chair receives a cash retainer of $25,000 and the Compensation Committee Chair receives a cash retainer of $10,000.

Equity-Based Compensation

Each of our non-employee directors receives an annual grant of restricted stock units covering shares with a value of $110,000 at grant and that vest over a period of three years. New non-employee directors, in lieu of receiving an annual grant of restricted stock units, receive an initial grant of restricted stock units covering shares with a value of $250,000 at grant and vesting over a period of three years. Non-employee directors who are required to stop serving on the Board by virtue of the company’s 12 year term limit described under Board of Directors and Corporate Governance—Corporate Governance Guidelines, do not forfeit their unvested restricted stock units. Non-employee directors may choose to defer receipt of the stock that would otherwise be issued when their restricted stock units vest.

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2007 Directors’ Compensation

The following table shows compensation earned by each of our non-employee directors in 2007. Joe Mansueto and Don Phillips are members of our Board and Morningstar employees. Neither receives any additional compensation for serving on the Board or attending Board meetings.

	Fees Earned or Paid in Cash	[1]	Stock Awards	[2]	Option Awards	[3]	Total
Cheryl Francis	$38,500		$59,570		$70,670		$168,740
Steve Kaplan	25,500		59,570		70,670		155,740
Bill Lyons[4]	3,000		10,415		—		13,415
Jack Noonan	11,000		59,570		70,670		141,240
Frank Ptak[5]	7,500		52,075		—		59,575
Paul Sturm	15,000		59,570		70,670		145,240

(1) Amounts shown include the amounts described under Cash Compensation on page 11 of this Proxy Statement. The fees earned by Cheryl Francis and Steve Kaplan include $25,000 and $10,000, respectively, for service as a Committee Chair.

(2) As required by relevant SEC rules, the amounts shown are the compensation costs recognized by the company for financial reporting purposes in 2007 for restricted stock unit awards as determined pursuant to SFAS No. 123 (Revised 2004), Share-Based Payment (SFAS No. 123(R)). These compensation costs reflect restricted stock unit awards granted in 2006 and 2007. See Note 11 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating this amount. The grant date fair value of the restricted stock units granted to each of our non-employee directors then serving in 2006 was $110,000. The grant date fair value of the restricted stock units granted to each of our non-employee directors in 2007 was $110,000, except for Bill Lyons and Frank Ptak whose grant date fair value was $250,000. As of December 31, 2007, our non-employee directors held the following number of restricted stock units: Cheryl Francis 3,875, Steve Kaplan 4,699, Bill Lyons 3,531, Jack Noonan 3,875, Frank Ptak 5,060, and Paul Sturm 3,875.

(3) As required by relevant SEC rules, the amounts shown are the compensation costs recognized by the company for financial reporting purposes in 2007 for option awards as determined pursuant to SFAS No. 123(R). These compensation costs reflect option awards granted in 2003, 2004, and 2005. We did not grant stock options to our non-employee directors in 2006 or 2007. See Note 11 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating this amount. The grant date fair value of the option awards granted to each of our non-employee directors then serving in 2003, 2004, and 2005 was $48,000, $113,000, and $109,000, respectively. As of December 31, 2007, our non-employee directors held options with respect to the following number of shares outstanding: Cheryl Francis 54,500, Steve Kaplan 4,001, Bill Lyons 0, Jack Noonan 83,000, Frank Ptak 0, and Paul Sturm 76,000.

(4) Bill Lyons joined the Board in September 2007.

(5) Frank Ptak joined the Board in February 2007.

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_____________________________________________________

Security Ownership of Certain Beneficial
Owners and Management

The following table shows information about beneficial ownership of our common stock as of March 1, 2008 by each of our directors, each of the executive officers identified in the compensation tables included in this proxy statement, each holder of more than 5% of our common stock, and all of our directors and executive officers as a group.

To compute the number of shares a person beneficially owns and that person’s percentage ownership, shares of common stock subject to options held by that person that are currently exercisable or that will become exercisable by April 30, 2008 and restricted stock units that will vest by April 30, 2008 are deemed outstanding. However, the shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated in the notes to the table, each person named in the table has sole voting and investment power with respect to the shares listed.

The following table is based on 45,375,260 shares of our common stock outstanding as of March 1, 2008.

Shareholder	Number of Shares Beneficially Owned	Percentage of Common Stock
Joe Mansueto[1]	27,879,753	61.44%
Scott Cooley[2]	40,305	*
Martha Dustin Boudos[3]	137,254	*
Catherine Gillis Odelbo[4]	225,007	*
Tao Huang[5]	1,392,303	2.99
Patrick Reinkemeyer[6]	284,974	*
Don Phillips[7]	1,206,406	2.61
Cheryl Francis[8]	51,324	*
Steve Kaplan[9]	64,001	*
Bill Lyons	1,000	*
Jack Noonan[10]	78,824	*
Frank Ptak	0	*
Paul Sturm[11]	240,824	*
All directors and executive officers as of March 1, 2008 as a group (20 persons)[12]	32,918,345	67.42
Morgan Stanley[13]	2,991,871	6.59

* Represents beneficial ownership of less than 1%.

(1) Joe Mansueto’s address is c/o Morningstar, Inc., 225 West Wacker Drive, Chicago, Illinois 60606. Joe has pledged 3,400,000 shares of our common stock as security under the terms of a bank credit agreement.

(2) Includes 40,150 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2008. No shares of our common stock subject to restricted stock units will vest by April 30, 2008.

(3) Includes 102,500 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2008. No shares of our common stock subject to restricted stock units will vest by April 30, 2008.

(4) Includes 50,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2008. No shares of our common stock subject to restricted stock units will vest by April 30, 2008.

(5) Includes 1,240,500 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2008. No shares of our common stock subject to restricted stock units will vest by April 30, 2008.

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(6) Includes 232,500 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2008. No shares of our common stock subject to restricted stock units will vest by April 30, 2008.

(7) Includes 909,573 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2008. No shares of our common stock subject to restricted stock units will vest by April 30, 2008.

(8) Includes 50,500 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2008. No shares of our common stock subject to restricted stock units will vest by April 30, 2008.

(9) Includes 1 share of common stock issuable upon exercise of stock options exercisable by April 30, 2008. No shares of our common stock subject to restricted stock units will vest by April 30, 2008.

(10) Includes 78,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2008. No shares of our common stock subject to restricted stock units will vest by April 30, 2008.

(11) Includes 80,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2008. No shares of our common stock subject to restricted stock units will vest by April 30, 2008.

(12) Includes 3,449,823 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2008. No shares of our common stock subject to restricted stock units will vest by April 30, 2008.

(13) Includes 2,819,752 shares as to which Morgan Stanley has sole voting power, 36 shares as to which it has shared voting power, and 2,991,871 shares as to which it has sole investment power. Also includes 2,199,340 shares as to which Morgan Stanley Investment Management Inc., a registered investment adviser and wholly owned subsidiary of Morgan Stanley, has sole voting power, 36 shares as to which it has shared voting power, and 2,308,072 shares as to which it has sole investment power. This information is based solely on a Schedule 13G filed on February 14, 2008 by Morgan Stanley and Morgan Stanley Investment Management Inc. whose business addresses are 1585 Broadway, New York, NY 10036 and 522 Fifth Avenue, New York, NY 10036, respectively.

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___________________________________________________

Compensation Discussion and Analysis

In this section, we discuss the goals of our compensation program and how we compensated each of the executive officers identified in the following table in 2007. The individuals listed include our chief executive officer and each person who served as our chief financial officer during 2007, plus our three other most highly compensated executive officers.

Name	Title
Joe Mansueto	Chairman and Chief Executive Officer
Scott Cooley	Chief Financial Officer
Martha Dustin Boudos	Former Chief Financial Officer
Catherine Gillis Odelbo	President, Individual Business
Tao Huang	Chief Operating Officer
Patrick Reinkemeyer	President, Morningstar Associates

In August 2007, Martha Dustin Boudos stepped down as chief financial officer and took on a new role in the company and Scott Cooley became our chief financial officer.

Goals of Our Compensation Program

Our Compensation Committee’s compensation philosophy is to pay members of our management team competitive base salaries and provide them with the opportunity to earn meaningful equity-based and incentive compensation through the Morningstar 2004 Stock Incentive Plan (the Stock Incentive Plan) and the Morningstar Incentive Plan (the Incentive Plan).

The goals of our compensation program for management are to develop compensation policies and practices that:

•      attract and retain talented executives;

•      motivate and reward our management team for their individual contributions to the company; and

•      align management’s interests with the long-term interests of our shareholders.

The Compensation Committee believes that, as members of our management team take on more responsibility at Morningstar, variable incentive pay and equity awards should make up a larger portion of their total compensation. Our compensation program is designed to reward each member of our management team based on his or her business and financial achievements and overall contribution to the company.

The Compensation Committee doesn’t use rigid formulas to determine executive compensation. Nevertheless, the Compensation Committee’s philosophy is to tie compensation closely to value creation, as measured by increases in cash flow and EBIT (earnings before interest and taxes), and long-term stock performance. The Compensation Committee bases its decisions about an executive’s compensation on its assessment of his or her performance and contribution toward enhancing the intrinsic value of our company. The Compensation Committee relies on its judgment in determining the amounts and combination of base salary, bonus, and equity awards. The Compensation Committee also compares the total cash compensation of our executives to what it sees in the market for companies of similar size and operating in a similar business. The Compensation Committee doesn’t target specific compensation levels based on its review of other companies’ pay practices, but it believes it’s relevant to consider this information as a check that our pay practices are competitive. In 2007, we compared the total cash compensation of our executives against those at Advent Software, Inc., FactSet Research Systems, Inc., Forrester Research, Inc., Gartner, Inc., Interactive Data Corporation, The Advisory Board Company, and The Corporate Executive Board Company.

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CEO Compensation

In consideration of his status as our principal shareholder, Joe Mansueto believes his compensation as our chief executive officer should be realized primarily through appreciation in the long-term value of our common stock. Accordingly, at his request, he doesn’t participate in our equity or cash-based incentive programs. In addition, since resuming his role as our chief executive officer in 2000, his annual salary has been fixed at $100,000. While the Compensation Committee may review and make recommendations to the Board concerning Joe’s compensation, we expect that his salary will remain at $100,000 per year for the foreseeable future.

Elements of our Compensation Program

Our compensation program currently consists of two main elements: cash compensation, including annual base salary and annual bonus, and equity-based compensation.

Cash Compensation

We pay cash compensation in the form of base salary and bonuses under the Incentive Plan. We include bonuses in the compensation package because they permit the Compensation Committee to provide incentives to support its goal of helping to enhance the intrinsic value of our company. We describe each component of cash compensation in more detail below.

Base Salary

The Compensation Committee reviews the base salaries of our executive officers annually at its meeting in November. The Compensation Committee makes recommendations to the Board concerning chief executive officer compensation. Because the Compensation Committee believes that variable incentive pay should make up a large portion of each executive officer’s total compensation, adjustments to base salary are not made every year and when made are relatively modest.

Bonus Plan

The Board adopted the Incentive Plan, which rewards participants for meeting and exceeding annual performance goals approved by the Compensation Committee. As noted above, Joe Mansueto does not participate in the Incentive Plan. The Compensation Committee reviews and approves variable pay awards to our other executive officers based on the individual’s business and financial achievements as well as feedback from our chief executive officer about the individual’s performance and overall contribution to the company. Bonus amounts paid to all other employees are subject to the approval of Joe Mansueto, Tao Huang, and Scott Cooley.

With the exception of Joe, variable incentive pay makes up the largest portion of the cash compensation our named executive officers receive. We believe that as an executive takes on more responsibility at Morningstar, a greater percentage of his or her total compensation should be tied to incentive pay. Joe, Tao, and Scott, along with the Compensation Committee, review the Incentive Plan each year to assess its effectiveness in meeting the goal of enhancing the intrinsic value of our company.

Because much of an executive’s cash compensation is at risk in any given year and base salary and the value of equity awards are not adjusted regularly, the Compensation Committee believes in recognizing great performance with a sizable bonus. In setting 2007 incentive bonuses, the Committee considered the company’s growth rate, effectiveness of our acquisitions, and improvements in products and operations. Across all businesses, these efforts were led in great part by Tao Huang, whose bonus is higher than all executives other than Patrick Reinkemeyer. When assessing the appropriateness of bonuses, the Compensation Committee also considers the growth of the bonus over the prior year and whether that is in line with the financial growth created in the business. Our business leaders, such as Patrick Reinkemeyer and Catherine Gillis Odelbo are rewarded for their contributions to the company’s segment growth and overall profit as well as achievement of key business initiatives. Patrick’s business unit continues to be a key contributor to our growth in profit margins and his bonus grew over the prior year to reflect these contributions. Cathy has high revenue responsibility and is being rewarded for driving product initiatives in her business

Morningstar 2008 Proxy Statement   16

unit. Our chief financial officer is primarily responsible for the company’s financial controls and reporting, and plays a key role in strategic decisions impacting the company. Martha’s and Scott’s bonuses reflect, to a large degree, those responsibilities. Martha’s and Scott’s bonuses also reflect their other roles at the company during the year—in Scott’s case, before serving as our chief financial officer and in Martha’s case, after serving as our chief financial officer.

The Compensation Committee uses earnings before interest and taxes (EBIT) to determine the size of the bonus pool available for a business unit under the Incentive Plan. Once the Compensation Committee determines the size of the bonus pool for a business, the managers for that business allocate the pool among their employees, in the manager’s sole discretion. In making these allocations, managers consider the individual contributions of each employee. We do not guarantee bonuses for any employee at any level, even if a bonus pool is available.

The Compensation Committee distinguishes between mature and start-up businesses in determining the size of the bonus pool. For mature businesses, the Compensation Committee determines the size of the bonus pool on EBIT growth. For start-up businesses, the Compensation Committee determines the size of the bonus pool on achievement of actual EBIT over budgeted EBIT. We use budgeted EBIT for our start-up businesses (as opposed to prior-year EBIT) to allow for flexibility in funding requirements and expected progress towards profitability. We base a portion of the bonus pool for each of our businesses on Morningstar’s overall profitability. The potential bonus pool for employees who work at the corporate level and not as part of any particular business unit is determined based on Morningstar’s overall profitability. We have EBIT floors for the relevant bonus pools. If EBIT is less than the floor for the relevant business, we do not pay a bonus for participants who work in that business, except for the portion based on Morningstar’s overall profitability.

Morningstar retains a portion of each annual bonus pool for one year to encourage continued positive results in the following year. All of our executives have a portion of their earned bonuses retained for these purposes. We pay the deferred amount only if the company and business unit both meet the performance goals established for the following year. Deferred payments are paid with one year’s interest at a blended 13 week Treasury Bill rate as adjusted on January 1 and July 1.

In February 2008, the Compensation Committee reviewed the annual EBIT targets and determined that the company and business units exceeded their targets in 2007. The Compensation Committee, based on Joe’s recommendation, awarded 2007 incentive bonuses of $300,000 for Scott Cooley, $425,000 for Martha Dustin Boudos, $550,000 for Catherine Gillis Odelbo, $1,300,000 for Tao Huang, and $1,350,000 for Patrick Reinkemeyer. Of the $3,925,000 awarded to our named executive officers, $785,000 was deferred for payment if the company meets 2008 performance goals.

Equity-Based Compensation

The Stock Incentive Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, and performance shares. All of our employees are eligible for awards under the Stock Incentive Plan. Joe Mansueto does not participate in the Stock Incentive Plan. Awards may also be made to our non-employee directors and consultants.

Equity awards that vest over time are an important component of how we reward our executive officers and other employees. We believe equity awards can help align the economic interests of our executive officers with those of our shareholders. Therefore, we intend that equity awards to our executive officers make up a meaningful portion of their total compensation. We also consider an individual’s level of responsibility within the company and business performance when determining grant size. Some form of equity, mostly options, has been granted to senior management since the inception of Morningstar’s first stock incentive plan.

In 2006, we began awarding restricted stock units. A restricted stock unit is an agreement to issue shares of stock at the time the recipient satisfies a vesting period. Restricted stock units are similar in many respects to restricted stock, which is issued when

Morningstar 2008 Proxy Statement   17

the award is first made, but subject to forfeiture if the restricted stock does not vest. Restricted stock units are easier to administer than restricted stock and don’t result in immediate dilution for other shareholders because the shares are not issued until the units vest.

We believe that restricted stock units are attractive for at least two reasons. First, we use a value-based approach to equity-based compensation, which means our goal when we issue an equity-based award is to deliver an award that has a specific value at the time of grant. Second, unlike options, restricted stock units never go “out of the money,” so they retain some intrinsic value and therefore provide incentives under all scenarios. Nevertheless, there may be times when we will elect to award stock options and not restricted stock units because of the additional leverage or other characteristics that distinguish stock options from restricted stock units.

We pay a meaningful portion of executive officer compensation in the form of equity awards because the Compensation Committee believes that equity awards can help align the economic interests of our executive officers with those of our shareholders. The amount of equity-based compensation that we provide to each executive officer in a given year is generally based on the executive officer’s level of responsibility within the company.

While the Compensation Committee has not adjusted the value of equity grants significantly in recent years, the Compensation Committee has reviewed the equity award value to assure that it reflects the executive’s responsibility within the company and encourages retention and long-term alignment with company success. We do not focus grants solely at the executive level. Approximately one-third of the annual equity grant in 2007 was awarded to executive officers.

In May 2007, the Compensation Committee granted restricted stock units to our named executive officers with a value equal to approximately $1,147,464, with the value of each unit being deemed equal to $49.40, the closing transaction price of a share of our common stock as reported by the Nasdaq Stock Market on May 14, 2007 (the last trading day before the effective date of the grant). The Compensation Committee granted restricted stock units with a value equal to approximately $39,965 to Scott Cooley, $226,499 to Catherine Gillis Odelbo, $549,970 to Tao Huang, and $317,099 to Patrick Reinkemeyer. In August 2007, the Compensation Committee granted restricted stock units with a value equal to approximately $209,996 to Scott, in connection with becoming our chief financial officer, with the value of each unit being deemed equal to $58.01, the closing transaction price of a share of our common stock as reported by the Nasdaq Stock Market on August 14, 2007 (the last trading day before the effective date of the grant). In November 2007, the Compensation Committee granted restricted stock units with a value equal to approximately $19,963 to Martha, in connection with her new role in the company, with the value of each unit being deemed equal to $70.79, the closing transaction price of a share of our common stock as reported by the Nasdaq Stock Market on November 14, 2007 (the last trading day before the effective date of the grant). Each restricted stock unit granted to employees vests in four equal annual installments commencing on the first anniversary of the grant date.

The Compensation Committee believes that its current compensation program for executive officers strikes the correct balance. This mix of equity and cash compensation gives our executive officers a substantial alignment with shareholders, while also permitting the Compensation Committee to provide incentives for our executive officers to enhance the intrinsic value of our company.

Practices Regarding the Grant of Equity Awards

The Compensation Committee makes equity grants once each quarter with an annual grant to non-employee directors, executive officers, and most other employees. Equity grants are made following the issuance of our quarterly or year-end earnings press release. The Compensation Committee believes it’s appropriate to make awards at a time when material information regarding our performance for the quarter or year has been disclosed.

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All restricted stock unit awards are made under the Stock Incentive Plan, with the value of each unit being deemed equal to the closing transaction price of a share of our common stock as reported by the Nasdaq Stock Market on the last trading day before the effective date of grant. Other than awards granted to our non-employee directors, each restricted stock unit vests in four equal annual installments beginning on the first anniversary of the grant date. Each restricted stock unit award granted to our non-employee directors vests in three equal annual installments commencing on the first anniversary of the grant date.

Employment Agreements, Change in Control Arrangements, and Deferred Compensation

We do not have any employment agreements, termination agreements, or change-in-control agreements with any of our executive officers.

If there is a change in control of Morningstar (within the meaning of the Stock Incentive Plan), the Compensation Committee can vest or make exercisable, as the case may be, unvested or not yet exercisable awards granted under the Stock Incentive Plan. If there had been a change in control of Morningstar on December 31, 2007, and the Compensation Committee took that action, the market value on that date of the shares subject to unvested restricted stock units that would have vested for the benefit of each of our named executive officers would have been: Joe Mansueto $0; Scott Cooley $396,836; Martha Dustin Boudos $497,134; Catherine Gillis Odelbo $653,489; Tao Huang $1,578,403; and Patrick Reinkemeyer $914,884; and the spread (i.e., the difference between the market value and exercise price of shares subject to a stock option) on that date attributable to stock options that would have been made exercisable for the benefit of each of our named executive officers would have been: Joe Mansueto $0; Scoot Cooley $438,183; Martha Dustin Boudos $2,362,276; Catherine Gillis Odelbo $1,476,423; Tao Huang $3,390,822; and Patrick Reinkemeyer $3,287,732.

Other than our 401(k) plan, we do not have any plans that permit employees to defer salary or bonus. We have a deferred compensation agreement with Don Phillips, one of our executive officers. See Certain Relationships and Related Party Transactions—Deferred Compensation Agreement with Don Phillips for a description of that agreement.

Each person who receives restricted stock units (including directors and executive officers) is permitted to defer receipt of the stock that would otherwise be issued when the restricted stock units vest except where it is prohibited by local tax law or not practical.

Perquisites and Personal Benefits

We seek to create standards for our facilities and operations that are strongly tied to our core values and mission. Our office environment is based on an open plan approach, without traditional offices, that emphasizes equality, collaboration, and teamwork. We use this design at our corporate headquarters and intend to expand it to other areas as we open or redesign other offices. Our executive officers operate under the same standards as other employees. The Summary Compensation Table reflects certain benefits received by Scott Cooley, who worked as an expatriate in Australia prior to accepting the chief financial officer position. Our health care insurance and other welfare and employee-benefit programs are the same for all eligible employees, including our executive officers. We do not have programs for providing personal-benefit perquisites to executive officers, such as permanent lodging or defraying the cost of personal entertainment or family travel, nor do we own or lease aircraft. We do not have loan programs, although our 401(k) plan does permit participants to borrow money against their accounts. We do not have any outstanding loans of any kind to any of our executive officers.

Stock Ownership Requirements

The Board has adopted stock ownership requirements for our executive officers and directors. These guidelines are designed to encourage our executive officers and directors to increase their equity stakes in Morningstar and more closely link their economic interests with those of our shareholders. We require each of our executive officers and directors to hold a total number of shares, exercisable stock options, and vested restricted stock units equal to at least 25% of the total number of exercisable stock options

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and vested restricted stock units that he or she has been granted, excluding stock options that were exercised before our initial public offering.

Tax Deductibility for Certain Compensation in Excess of $1.0 Million

Section 162(m) of the Internal Revenue Code precludes publicly traded companies from deducting compensation in excess of $1.0 million paid to a named executive officer other than compensation that is qualified as being “performance-based compensation” under the relevant Internal Revenue Service regulations. Subject to certain limitations that we do not currently anticipate being relevant, Morningstar will not be fully subject to 162(m) until our annual shareholders’ meeting to be held in 2009. The Compensation Committee does not currently have a policy with respect to 162(m) but will develop one during 2008.

___________________________________________________

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee has recommended to the Board the inclusion of the Compensation Discussion and Analysis in Morningstar’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Compensation Committee

Steve Kaplan, Chair
Cheryl Francis
Jack Noonan

___________________________________________________

Compensation Committee Interlocks and
Insider Participation

None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has one or more executive officers serving as a member of our Board or compensation committee.

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_____________________________________________________

Executive Compensation

The following table shows compensation for our chief executive officer, each person who served as chief financial officer, and our three most highly compensated executive officers (the named executive officers) in 2007.

Summary Compensation Table

	Year	Salary	Bonus[1]	Stock Awards [2]	Option Awards [3]	Non-Equity Incentive Plan Compensation [4]	All Other Compensation [5]	Total
Joe Mansueto	2007	$100,000	$ —	$ —	$ —	$ —	$ 7,020	$ 107,020
Chairman and Chief Executive Officer	2006	100,000	—	—	—	—	7,020	107,020
Scott Cooley[6]	2007	196,089	240,000	35,928	49,453	10,535	250,514	782,519
Chief Financial Officer
Martha Dustin Boudos[6]	2007	203,523	340,000	91,220	311,651	130,942	15,661	1,092,997
Former Chief Financial Officer	2006	250,000	500,374	56,623	311,651	83,616	15,207	1,327,556
Catherine Gillis Odelbo	2007	225,000	440,000	92,010	183,976	109,909	15,520	1,066,415
President, Individual Business	2006	200,000	420,000	35,388	188,435	83,616	15,168	942,607
Tao Huang	2007	300,000	1,040,000	221,821	410,749	193,649	15,761	2,181,980
Chief Operating Officer	2006	275,000	740,000	84,930	452,917	127,765	15,226	1,695,838
Patrick Reinkemeyer	2007	225,000	1,080,000	128,815	441,380	214,584	15,520	2,105,299
President, Morningstar Associates	2006	225,000	820,000	49,542	445,839	104,520	15,020	1,659,921

(1) Bonus payments are made under the Incentive Plan. A portion of the annual bonus is paid only if applicable company or business unit performance targets for the following year are also met. If the targets are met, all of the deferred cash bonus amounts will be paid. If the targets are not met, none of the deferred cash bonus amounts will be paid. Deferred cash bonus amounts are not reflected in the bonus column. When paid, these amounts are shown in the Non-Equity Incentive Plan Compensation column for the second year of the two-year performance period. See Compensation Discussion and Analysis for a more detailed description of the Incentive Plan. Deferred cash bonus amounts earned in 2007 but subject to meeting 2008 performance targets for our named executive officers, other than Joe Mansueto, who does not participate in the Incentive Plan, are shown in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column of the 2007 Grants of Plan-Based Awards table beginning on page 22 of this Proxy Statement.

(2) As required by relevant SEC rules, the amounts shown are the compensation costs recognized by the company for financial reporting purposes in 2007 for restricted stock unit awards as determined pursuant to SFAS No. 123(R). These compensation costs reflect restricted stock unit awards granted in 2006 and 2007. See Note 11 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating this amounts. For further information on these awards, see the 2007 Grants of Plan-Based Awards table beginning on page 22 of this Proxy Statement.

(3) As required by relevant SEC rules, the amounts shown are the compensation costs recognized by the company for financial reporting purposes in 2007 for option awards as determined pursuant to SFAS No. 123(R). These compensation costs reflect option awards granted prior to 2006. We did not grant stock options to our named executive officers in 2006 or 2007. See Note 11 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating this amount.

(4) Amounts shown include deferred cash bonus amounts under the Incentive Plan that were paid for meeting performance targets for both 2006 and 2007. If targets for both years had not been met, the amounts would not have been paid. Deferred payments include one year’s interest at a blended 13 week Treasury Bill rate as adjusted on January 1 and July 1.

(5) Amounts shown include matching contributions to our 401(k) plan for the year ended December 31, 2007 in the following amounts: Joe Mansueto $7,000; Scott Cooley $15,500; Martha Dustin Boudos $15,500; Catherine Gillis Odelbo $15,500; Tao Huang $15,500; and Patrick Reinkemeyer $15,500; and amounts paid for basic life insurance and accidental death and dismemberment insurance as follows: Joe Mansueto $20; Scott Cooley $20, Martha Dustin Boudos $161; Catherine Gillis Odelbo $20; Tao Huang $261; and Patrick Reinkemeyer $20.

Morningstar 2008 Proxy Statement   21

For Scott Cooley, amounts shown also include expatriate-related expenses consisting of $28,820 for rent and utilities, $40,000 for relocation expenses, and amounts for food allowance, per diem, tax preparation services, medical exams for visa renewal purposes for Scott and his family, and tuition reimbursement for Scott’s children. Amounts shown also include $109,291 of tax equalization payments and $28,845 of tax payments paid by the company for Scott relating to these expatriate-related expenses to reduce double taxation.

Amounts shown include matching contributions to our 401(k) plan for the year ended December 31, 2006 in the following amounts: Joe Mansueto $7,000; Martha Dustin Boudos $15,000; Catherine Gillis Odelbo $15,000; Tao Huang $15,000; and Patrick Reinkemeyer $15,000; and amounts paid for basic life insurance and accidental death and dismemberment insurance as follows: Joe Mansueto $20; Martha Dustin Boudos $207; Catherine Gillis Odelbo $168; Tao Huang $226; and Patrick Reinkemeyer $20.

(6) In August 2007, Martha Dustin Boudos stepped down as chief financial officer and took on a new role in the company and Scott Cooley became our chief financial officer.

2007 Grants of Plan-Based Awards

The following table shows information concerning the grant of plan-based awards in 2007 to each of our named executive officers.

	Grant Date	Approval Date[1]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target [2]	All Other Stock Awards: Number of Shares of Stocks or Units [3]	Grant Date Fair Value of Stock Awards
Joe Mansueto	—	—	$ —	—	$ —
Scott Cooley	May 15, 2007	May 7, 2007		809	39,965
	August 15, 2007	August 8, 2007		3,620	209,996
			60,000
Martha Dustin Boudos	November 15, 2007	November 8, 2007		282	19,963
			85,000
Catherine Gillis Odelbo	May 15, 2007	May 7, 2007		4,585	226,499
			110,000
Tao Huang	May 15, 2007	May 7, 2007		11,133	549,970
			260,000
Patrick Reinkemeyer	May 15, 2007	May 7, 2007		6,419	317,099
			270,000

(1) On May 7, 2007 the Compensation Committee approved a grant of restricted stock units for Scott Cooley, Catherine Gillis Odelbo, Tao Huang, and Patrick Reinkemeyer. The Compensation Committee designated May 15, 2007 as the grant date of each restricted stock unit grant approved at the meeting. On August 8, 2007 the Compensation Committee approved a grant of restricted stock units for Scott Cooley, in connection with becoming our chief financial officer. The Compensation Committee designated August 15, 2007 as the grant date of each restricted stock unit grant approved at the meeting. On November 8, 2007 the Compensation Committee approved a grant of restricted stock units for Martha Dustin Boudos, in connection with her new role in the company. The Compensation Committee designated November 15, 2007 as the grant date of each restricted stock unit grant approved at the meeting.

(2) Amounts shown consist of deferred cash bonus amounts earned in 2007 but subject to meeting 2008 performance targets for our named executive officers, other than Joe Mansueto, who does not participate in the Incentive Plan. See Compensation Discussion and Analysis for a more detailed description of the Incentive Plan.

(3) Amounts shown consist of restricted stock units granted under the Stock Incentive Plan. These restricted stock units vest in four equal annual installments commencing on the first anniversary of the grant date.

Morningstar 2008 Proxy Statement   22

2007 Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information concerning outstanding equity awards for our named executive officers as of December 31, 2007.

Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Joe Mansueto	—	—		$ —		—	—		$ —
Scott Cooley							5,104	[1]	396,836
	783			2.77		June 30, 2008
	828			2.77		December 1, 2008
	765			10.98		June 30, 2009
	774			10.98		December 1, 2009
	5,500			14.13		May 1, 2010
	7,500			14.13		May 1, 2011
	1,500			10.95		May 1, 2012
	10,000			8.57		May 1, 2013
	7,500	2,500	[2]	14.70	[3]	December 1, 2014
	5,000	5,000	[4]	18.50	[5]	May 2, 2015
Martha Dustin Boudos							6,394	[6]	497,134
	7,500			14.13		May 1, 2011
	25,000			8.57		May 1, 2013
	60,000	20,000	[2]	14.70	[3]	December 1, 2014
	10,000	20,000	[4]	18.50	[5]	May 2, 2015
Catherine Gillis Odelbo							8,405	[7]	653,489
	37,500	12,500	[2]	14.70	[3]	December 1, 2014
	12,500	12,500	[4]	18.50	[5]	May 2, 2015
Tao Huang							20,301	[8]	1,578,403
	725,500			10.98		January 3, 2010
	10,000			14.13		May 1, 2010
	500,000			14.13		March 5, 2011
	2,500			10.95		May 1, 2012
	12,500			8.57		May 1, 2013
		27,500	[2]	14.70	[3]	December 1, 2014
		30,000	[4]	18.50	[5]	May 2, 2015

Morningstar 2008 Proxy Statement   23

Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Patrick Reinkemeyer				$ —			11,767	[9]	$914,884
	1,104			2.77		June 30, 2008
	1,218			2.77		December 1, 2008
	15,000			2.77		December 31, 2008
	3,138			10.98		June 30, 2009
	3,564			10.98		December 1, 2009
	17,500			14.13		May 1, 2010
	50,000			14.13		March 5, 2011
	15,000			14.13		May 1, 2011
	10,000			10.95		May 1, 2012
	10,000			8.57		May 1, 2013
	112,500	37,500	[2]	14.70	[3]	December 1, 2014
	17,500	17,500	[4]	18.50	[5]	May 2, 2015

(1) These restricted stock units vest as follows: 426 on May 15, 2008, 427 on May 15, 2009, 428 on May 15, 2010, and 203 on May 15, 2011; and 905 on August 15, 2008, 2009, 2010, and 2011.

(2) These options become exercisable in four equal installments on May 1, 2005, 2006, 2007, and 2008.

(3) The initial exercise price of $14.70 will increase over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant.

(4) These options become exercisable in four equal installments on May 2, 2006, 2007, 2008, and 2009.

(5) The initial exercise price of $18.50 will increase over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant.

(6) These restricted stock units vest as follows: 2,037 on May 15, 2008 and 2009 and 2,038 on May 15, 2010; and 70 on November 15, 2008 and 2009 and 71 on November 15, 2010 and 2011.

(7) These restricted stock units vest as follows: 2,419 on May 15, 2008 and 2009, 2,420 on May 15, 2010, and 1,147 on May 15, 2011.

(8) These restricted stock units vest as follows: 5,839 on May 15, 2008, 2009, and 2010 and 2,784 on May 15, 2011.

(9) These restricted stock units vest as follows: 3,386 on May 15, 2008, 3,388 on May 15, 2009 and 2010, and 1,605 on May 15, 2011.

2007 Option Exercises and Stock Vested

The following table shows certain information concerning the exercise of stock options and vesting of restricted stock units during the year ended December 31, 2007 by our named executive officers.

Option Awards			Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Joe Mansueto	—	$ —	—	$ —
Scott Cooley	—	—	224	11,066
Martha Dustin Boudos	125,595	4,863,420	2,037	100,628
Catherine Gillis Odelbo	115,000	7,727,350	1,273	—	[1]
Tao Huang	132,000	7,634,699	3,055	—	[2]
Patrick Reinkemeyer	14,000	1,000,860	1,782	88,031

(1) Catherine Gillis Odelbo deferred receipt of 1,273 shares of our common stock until May 15, 2016. The value realized on vesting is $62,886.

(2) Tao Huang deferred receipt of 3,055 shares of our common stock until May 15, 2013. The value realized on vesting is $150,907.

Morningstar 2008 Proxy Statement   24

___________________________________________________

Equity Compensation Plan Information

The following table includes certain information as of December 31, 2007 regarding our equity incentive plans.

	Shares Covered by Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Shares Available (Excluding Shares Covered by Outstanding Options)
Equity incentive plans approved by shareholders	6,445,679	$13.36	2,657,982
Equity incentive plans not approved by shareholders	0	—	0
Total	6,445,679	$13.36	2,657,982

Morningstar 2008 Proxy Statement   25

___________________________________________________

Audit Committee Report

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are providing oversight, counseling, and direction to our management team in the best long-term interests of the company and its shareholders. The Audit Committee has been established for the purpose of overseeing Morningstar’s accounting and financial reporting processes, audits of Morningstar’s annual financial statements, and internal control over financial reporting.

The Audit Committee is made up solely of independent directors, as defined under NASDAQ and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is posted on our Investor Relations Web site at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section. Morningstar intends for the composition of the Audit Committee, the attributes of its members, and its responsibilities as reflected in its charter, to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Board last revised the charter in February 2007.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Morningstar’s financial reporting, audit functions, and internal control over financial reporting. Management is responsible for preparing, presenting, and maintaining the integrity of Morningstar’s financial statements; establishing and maintaining accounting and financial reporting principles and internal controls; and following procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. Morningstar has a full-time Internal Audit department that reports to the Audit Committee. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Morningstar’s system of internal controls relating, for example, to the reliability and integrity of Morningstar’s financial information and the safeguarding of Morningstar’s assets. Morningstar’s independent registered accounting firm is responsible for performing an independent audit of Morningstar’s consolidated financial statements in accordance with generally accepted auditing standards, and expressing an opinion on the effectiveness of Morningstar’s internal control over financial reporting.

The Audit Committee has the authority and responsibility to select, compensate, evaluate and, when appropriate, replace Morningstar’s independent registered accounting firm. The Audit Committee may engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate.

Among other matters, the Audit Committee monitors the activities and performance of Morningstar’s internal and independent auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the independent audit firm may be retained to perform non-audit services. Ernst & Young provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed Ernst & Young’s independence with Ernst & Young and management.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent audit firm, nor can the Audit Committee certify that the independent audit firm is indeed independent under applicable rules. The Audit Committee serves a board-level oversight role. It provides advice, counsel, and direction to management and the auditors based on the information it receives, discussions with management and the auditors, and the experience of its members in business, financial, and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing Morningstar’s financial statements, internal control over financial reporting, and audit matters. The Audit Committee meets each quarter with the independent audit firm and management to review Morningstar’s interim financial results before the publication of Morningstar’s quarterly earnings press

Morningstar 2008 Proxy Statement   26

releases. Management and the independent audit firm review and discuss with the Audit Committee various topics and events that may have significant financial impact on Morningstar. Management and the independent audit firm also review with the Audit Committee matters discussed between them. In addition, the Audit Committee generally oversees Morningstar’s internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for handling complaints received by Morningstar regarding accounting, internal controls, or auditing matters. This includes setting up procedures to allow Morningstar employees to submit any concerns they may have regarding questionable accounting or auditing matters in a confidential, anonymous manner.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the independent audit firm, including audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. The Audit Committee has authorized its Chair to pre-approve additional services and, if the Chair pre-approves a service pursuant to this authority, she reviews the matter with the full Audit Committee at its next regularly scheduled meeting. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. Morningstar obtains these services from other firms as needed.

The Audit Committee has reviewed and discussed with management and representatives of Ernst & Young Morningstar’s consolidated financial statements for the fiscal year ended December 31, 2007, management’s assessment of the effectiveness of Morningstar’s internal control over financial reporting, and Ernst & Young’s evaluation of Morningstar’s internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles; and Ernst & Young represented that its presentations included the matters that the Audit Committee and the independent registered public accounting firm are required to discuss pursuant to Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Morningstar’s accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosure in Morningstar’s financial statements, including the disclosures related to critical accounting estimates. Based on these views and other discussions, and Ernst & Young’s reports, the Audit Committee has recommended to the Board the inclusion of the audited financial statements in Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2007.

Audit Committee
Cheryl Francis, Chair
Steve Kaplan
Bill Lyons
Paul Sturm

Morningstar 2008 Proxy Statement   27

___________________________________________________

Principal Accounting Firm Fees

The following tables show the fees that we paid or accrued for audit and other services provided to us by Ernst & Young LLP, our principal accounting firm, for fiscal years 2007 and 2006.

	2007	2006
Audit Fees	$990,820	$ 948,685
Audit-Related Fees	—	48,200
Tax Fees	4,200	950
All Other Fees	4,000	3,500
Total	$999,020	$1,001,335

Audit Fees

This category includes fees for the audit of our annual financial statements and the audit of our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required in jurisdictions outside the United States.

Audit-Related Fees

This category consists of assurance and related services that are normally provided by the independent registered public accounting firm including, due diligence related to mergers and acquisitions and accounting consultations and audits performed in connection with acquisitions.

Tax Fees

This category mainly consists of tax compliance and tax preparation services. In 2007, $4,200 was for a tax consultation in certain overseas jurisdictions. In 2006, $950 was for tax compliance and preparation services in certain overseas jurisdictions.

All Other Fees

This category includes the fees paid for a subscription to an online accounting research tool provided by Ernst & Young.

Morningstar 2008 Proxy Statement   28

___________________________________________________

Certain Relationships and Related
Party Transactions

Review and Approval of Related Party Transactions

Our Code of Ethics is designed to help our directors, executive officers, and other employees address situations that may involve a conflict of interest. These include situations in which an individual’s personal interests are in conflict with the interests of the company; situations in which he or she, or member of his or her family receives personal benefits as a result of his or her position with the company; and situations that may otherwise cast doubt on his or her ability to act objectively with or on behalf of the company.

The Nominating and Corporate Governance Committee Charter requires that the Nominating and Corporate Governance Committee review potential conflicts of interests of prospective and current directors. Under our Corporate Governance Guidelines, if an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in our business operations, or in a director’s circumstances, the director should immediately report that matter to our General Counsel for evaluation. Our General Counsel has the discretion to report any actual or potential conflicts to the Chair of the Nominating and Corporate Governance Committee and is required to report to the Chair all conflicts that would require disclosure as a related party transaction or involves a relationship with a competitor. If a significant conflict cannot be resolved, the director may be expected to resign.

The Audit Committee Charter requires that the Audit Committee review all related party transactions involving directors and executive officers. In addition, the Board reviews the independence of each director on an annual basis. As part of this process, the Board reviews and discusses information provided by the directors and management about each director’s business and personal activities as they relate to the company. Related party transactions are disclosed to all directors during this process. See Board of Directors and Corporate Governance—Independent Directors for additional information about the Board’s independence review.

Relationships with Morgan Stanley

As described in the beneficial ownership table beginning on page 13 of this Proxy Statement, Morgan Stanley holds, on behalf of itself and its clients for whom it has taken investment discretion, 6.59% of our common stock. The company has a variety of commercial relationships with Morgan Stanley, the most significant of which are as follows: we provide our equity research to Morgan Stanley under the terms of the Global Analyst Research settlement; we provide Licensed Data and Investment Consulting services to Morgan Stanley; Morgan Stanley licenses a portion of Advisor Workstation; and Morgan Stanley provides brokerage and execution services related to our stock option program. We recorded revenue of approximately $7.9 million from Morgan Stanley in 2007.

Deferred Compensation Agreement with Don Phillips

In February 1999, Don Phillips held options to acquire 1,500,000 shares of our common stock with an exercise price of $0.075 per share. Under the terms of the options, which were granted to him in 1989 and scheduled to expire in 1999, he had the ability to exercise the options at an aggregate exercise price of $112,500. Rather than require him to exercise the options and potentially obligate ourselves to repurchase his shares, we entered into an arrangement with him under which the options granted to him in 1989 were permitted to expire and we granted him new options to purchase 1,500,000 shares of our common stock at an exercise price of $2.77 per share.

To compensate Don for the $2.69 per share increase in exercise price between his expired and new options, we entered into a deferred compensation agreement dated February 15, 1999 that obligates us, subject to certain limitations, to pay him $2.69 for each share of our common stock that he acquires upon exercise of the options that we granted to him in 1999. At our election,

Morningstar 2008 Proxy Statement   29

this payment may be made in cash or shares of our common stock. If at the time he becomes entitled to a payment, the fair market value of our stock is below $2.77 per share, the amount of deferred compensation payable to him will be reduced proportionately based on the percentage that the then-current fair market value of a share of our common stock represents of $2.77. As of December 31, 2007, he had exercised 492,888 of the options granted to him in 1999, for which he received total deferred compensation of $1.3 million. As of December 31, 2007, he held 217,286 of these options, for which up to $585,000 of deferred compensation remains payable.

___________________________________________________

Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. As practical matter, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf.

Based solely on a review of the copies of such forms in our possession, and on written representations from our directors and executive officers, we believe that during 2007, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a) except that because of a clerical error, Bevin Desmond filed a late Form 4 reporting the sale of shares.

___________________________________________________

Shareholder Proposals or Nominations

Any proposal that a shareholder wishes to include in our proxy statement for presentation at our 2009 annual meeting must be received by us no later than December 10, 2008. The shareholder proposal must be submitted, along with proof of ownership of our stock in accordance with Exchange Act Rule 14a-8(b)(2), to our principal executive offices, in care of our General Counsel and Corporate Secretary, by mail to Richard Robbins, Morningstar, Inc., 225 West Wacker Drive, Chicago, Illinois 60606. We suggest that the proposal be submitted by certified mail—return receipt requested. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel and Corporate Secretary in advance of this deadline to discuss the proposal. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

Shareholders who intend to nominate a director or present a proposal at our 2009 annual meeting without seeking to include the proposal in our proxy statement must provide us notice of the proposal or nomination no earlier than November 10, 2008 and no later than December 10, 2008. The notice must be made by a registered shareholder on its behalf or on behalf of the beneficial owner of shares and must include certain information specified in our by-laws and information as to the shareholder’s ownership of our stock. You can view a copy of the by-laws on our Investor Relations Web site at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements. The proposal or nomination must be submitted to our principal executive offices, in care of our General Counsel and Corporate Secretary, by mail to Richard Robbins, Morningstar, Inc., 225 West Wacker Drive, Chicago, Illinois 60606. We suggest that the proposal or nomination be submitted by

Morningstar 2008 Proxy Statement   30

certified mail—return receipt requested. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

The Nominating and Corporate Governance Committee will review all shareholder proposals and nominations and will make recommendations to the Board for action on any such proposals or nominations. For information on recommending individuals for consideration as nominees through our Nominating and Corporate Governance Committee, see Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.

___________________________________________________

Obtaining Our Financial Statements

Our financial statements for the year ended December 31, 2007 are included in our 2007 Annual Report to Shareholders, which we made available to our shareholders at the same time as this proxy statement. Additional copies of our 2007 Annual Report and this proxy statement can be obtained by calling our Investor Relations department at (312) 696-6621. Our 2007 Annual Report and this proxy statement are available on the Internet at http://global.morningstar.com/US/InvestorRelations.

___________________________________________________

Communicating With Us

We encourage all interested parties—including securities analysts, potential shareholders, and others—to submit questions to us in writing. If you have a question about our business, please contact us by (1) sending an e-mail message to investors@morningstar.com, (2) sending a fax to (312) 696-6009, or (3) sending a letter to Morningstar, Inc., Attention: Investor Relations, 225 West Wacker Drive, Chicago, Illinois 60606. We will make written responses to selected inquiries available to all investors at the same time in Form 8-K reports furnished to the Securities and Exchange Commission on the first Friday of every month.

Our Investor Relations Web site, located at http://global.morningstar.com/US/InvestorRelations, contains press releases, earnings releases, and financial information, as well as corporate governance information and links to our SEC filings. If you would like to receive information such as our latest investor information kit or annual report, please send your request to investors@morningstar.com.

Morningstar 2008 Proxy Statement   31

Morningstar, Inc. 225 West Wacker Drive Chicago Illinois, 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

225 WEST WACKER DRIVE CHICAGO, IL 60606

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Morningstar, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Morningstar, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MORNINGSTAR, INC.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2.

1. Election of Directors
	For	Withhold

01 - Joe Mansueto	☐	☐			For	Against	Abstain

02 - Don Phillips	☐	☐	2.	Ratification of the appointment of Ernst & Young LLP as Morningstar’s independent registered public accounting firm for 2008.	☐	☐	☐

03 - Cheryl Francis	☐	☐

04 - Steve Kaplan	☐	☐

05 - Bill Lyons	☐	☐

06 - Jack Noonan	☐	☐

07 - Frank Ptak	☐	☐

08 - Paul Sturm	☐	☐

B Non-Voting Items	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give your full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Proxy — Morningstar, Inc.

Proxy for Annual Meeting of Shareholders

May 20, 2008

9:00 a.m.

The University of Chicago Gleacher Center, Room 621

450 North Cityfront Plaza Drive

Chicago, Illinois 60611

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 20, 2008.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Items 1 and 2 and in the discretion of the proxyholders on any other matter that properly comes before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Scott Cooley and Richard Robbins, or either of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any others matters as may properly come before the Annual Meeting and all adjournments.

(Continued and to be voted on reverse side.)